THIS EXHIBIT CONTAINS CONFIDENTIAL INFORMATION WHICH HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST UNDER RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED. THE CONFIDENTIAL INFORMATION ON PAGES 6, AND 7 HAS BEEN REPLACED WITH ASTERISKS.


                                                                Exhibit 10.20(b)


                          PROFESSIONAL DETAILING, INC.

                                       AND

                               iPHYSICIAN NET INC.





                            LICENSE ROLLOUT AGREEMENT





                                FEBRUARY 1, 2000

                            LICENSE ROLLOUT AGREEMENT


          THIS AGREEMENT IS MADE AND ENTERED into as of the first day of February, 2000, by and between iPhysician Net Inc., a Delaware corporation (hereinafter referred to as "IPNI"), and Professional Detailing Inc., a Delaware corporation (hereinafter referred to as "PDI"), (jointly referred to hereafter as the "Parties").

         WHEREAS, IPNI has created a personal videoconferencing system whereby IPNI clients may conduct real time, one-to-one, face to face video discussions with physicians via equipment installed by IPNI at the client's and physician locations (hereinafter referred to as the "IPNI System"); and

         WHEREAS, IPNI is establishing, installing and maintaining a Primary Care Physician Network in the USA (hereinafter referred to as "the PCP Network"), utilizing the IPNI System; and

         WHEREAS, pursuant to the terms and conditions set forth herein PDI desires to use the IPNI System to conduct detailing sessions and participate in the rollout of the PCP Network and such other networks as are developed by IPNI (hereinafter referred to as the "Rollout").

         NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein, the parties hereto agree as follows:

                                    ARTICLE I

LICENSE TO USE THE IPNI SYSTEM AND PARTICIPATE IN IPNI'S PCP AND OTHER SPECIALTY
                               PHYSICIAN NETWORKS

         1.1 IPNI hereby grants to PDI a nonexclusive license to utilize the IPNI System and participate in the PCP Network (and any other specialty physician network developed during the term hereof) during the term of this Agreement for the purposes of real time, one-to-one video calls, and the provision of other product and promotional services through the IPNI System. IPNI hereby constitutes and appoints PDI as the exclusive CSO (as defined in the Relationship Agreement between the parties of even date herewith) in the United States to be affiliated in any respect, directly or indirectly, with the IPNI System. In furtherance of this exclusivity, PDI shall be the sole provider to the pharmaceutical industry on an outsourced basis of contract video detailing sales representatives and services using the IPNI System and video detailing call center facilities and related management services. The IPNI System and the PCP Network shall remain the property of IPNI.

         1.2 Through a button icon on the call up screen of each participating physician, IPNI shall provide PDI with its own screen on the IPNI System containing up to seven additional buttons that participating physicians may use to access additional screens containing educational information, promotional materials, advertisements and other information sponsored by PDI or its clients. Any revenue that PDI may derive from such second screen activity shall be subject to the revenue sharing percentages referred to in Section 4.1 of this Agreement.

         1.3 IPNI shall provide PDI with the same basic system and software programming that it provides to its pharmaceutical clients to facilitate activities similar to those described in Section 1.2 of this Agreement.

         1.4 PDI agrees to use its best efforts to protect the IPNI System against abuse and further agrees that it shall adhere to such code of practice as shall be reasonably established and mandated by IPNI from time to time.

         1.5 With respect to the operations of the PCP Network, PDI will provide adequate and competent staff and adequate facilities for the video detailing and other services contemplated by this Agreement.

                                   ARTICLE II
                                      TERM

         2.1 The term of this Agreement shall commence on February 1, 2000 and shall continue for a period of thirty-six (36) months with PDI having the option, in its sole discretion, to extend the term for an additional three (3) year period, at rates to be agreed upon (which shall be no less favorable to PDI than "most favored client" rates), provided PDI is not in breach of this agreement or any other agreement concerning its relationship with IPNI at the time of such renewal.

                                   ARTICLE III
                     INSTALLATION, MAINTENANCE AND TRAINING

         3.1 IPNI shall design, supply, configure and install all equipment, hardware and software required for the operation of the IPNI System and PCP Network by PDI from PDI's facilities (including telecommunication services). IPNI shall be responsible for the cost of installation, maintenance and service of the IPNI System. PDI shall provide a secure location for the IPNI PCP Network equipment and the IPNI System shall be connected at all times to the IPNI installed telecommunications outlet and a permanent source of electrical supply. The cost of such electrical supply shall be the responsibility of PDI. PDI shall not, without IPNI's consent, which shall not be unreasonable withheld or delayed, attempt to move or make any alterations to the IPNI System as installed.

         3.2 IPNI shall design, supply, configure and install all equipment, hardware and software required for the operation of the PCP Network (and any subsequently developed network) by enrolled physicians, including but not limited to telecommunications services.

         3.3 IPNI agrees to provide PDI with sufficient IPNI Systems to meet the needs of PDI's sales force anticipated to be up to a maximum of one hundred and forty (140) systems by the end of year three of the Rollout based on an anticipated installed base of 42,000 Primary Care Physicians.

         3.4 IPNI shall provide all necessary initial and ongoing training and set up for the efficient operation of the IPNI System by PDI (and the enrolled physicians). Such setup shall include, but not be limited to, the programming and installation of call up screens on participating physician's units. PDI shall supply IPNI with all of the content to be included on such screens in a format consistent with IPNI's standards and specifications, including allowable file sizes. IPNI shall not make any changes in the content, text, graphics, proportion of image or any other aspect of such content without PDI's express written permission. In the event IPNI desires to modify or alter its standards or specifications for material to be placed on the IPNI System, IPNI shall give PDI at least 45 days advance written notice of such changes. Notwithstanding notice of such changes, for a period of up to six months after IPNI has established such new standards or specifications, IPNI shall continue to accept material from PDI that meets previously established standards and specifications in the event PDI, after a good faith effort without having to incur unreasonable expense, is unable to supply such materials in the new format.

         3.5 PDI may from time to time supply IPNI with visual materials that it wishes to be able to download into the IPNI System units of the physicians for secondary screen content or for use during detailing sessions with such physicians ("PDI Download Materials"). PDI shall provide such materials in compliance with the IPNI Media Guide, which may be amended from time to time. Failure to supply materials in compliance with the IPNI Media Guide may result in additional handling or downloading charges. IPNI shall place and host such PDI Download Materials on the IPNI System without any additions or changes to the content thereof as soon as possible, on a first come first served basis, in conjunction with other IPNI client materials and IPNI's system and network maintenance requirements, so that a PDI representative may access PDI's materials during a PDI detailing session with such physician. PDI shall pay media telecommunications charges to download such materials to each physician as noted in Section 4.

         3.6 PDI shall have the right to have changes made to the content and appearance of any existing PDI Download Materials on the IPNI System. In the event PDI wants to make any such change, PDI shall give IPNI notice and all information that IPNI may require to make the change at least ten business days before PDI desires the change to take effect on the IPNI System. Working with reasonable diligence, IPNI will complete each such change as soon as reasonably practicable after PDI requests the change in accordance with this Section 3.6.

         3.7 IPNI shall be responsible for the design and installation of the IPNI System and shall physically configure and install equipment, hardware and software required at a single PDI office location. IPNI shall test equipment and specific configurations for various time periods before installation. IPNI shall provide PDI with training materials to assist PDI with operation of the IPNI System. PDI agrees that all service and maintenance shall be performed by IPNI, its principals or agents and PDI shall not attempt or permit any modifications, deletions or additions to the IPNI System. PDI further agrees to add the IPNI equipment installed at its site(s) to its

* Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

company business insurance policy throughout the period of this agreement. IPNI shall make reasonable upgrades to the equipment and technology to keep the IPNI system as state of the art desktop videoconferencing as practical. PDI shall receive such upgrades at the same time IPNI furnishes those upgrades to pharmaceutical clients generally. PDI may request modifications to the IPNI system. If IPNI agrees to make such modifications IPNI reserves the right to charge an additional fee based on time and materials required.

         3.8 IPNI shall be solely responsible to ensure the efficient operation and maintenance of the IPNI System and the PCP Network (and any other network developed) throughout the term of this Agreement.

                                   ARTICLE IV
                                FEES AND PAYMENTS

         4.1 IPNI shall charge PDI on a "cost per completed call" basis for video sales detailing by a sales representative. The charge for such call shall be **** (****) percent of the aggregate revenue that PDI actually receives from its clients for such calls, with a non-binding target minimum payment by PDI to IPNI of **** (****) dollars per call for the PCP Network. Target minimum pricing for specialty physician networks have yet to be agreed upon, although IPNI believes that the cost per call should be greater in light of the higher annual fees and costs that will be present.

         4.2 PDI shall to pay to IPNI all costs related to the training of PDI's users of the system by IPNI, its representatives or agents. Such training costs are to include reasonable training fees charged by IPNI or its representatives or agents. All such training shall be mutually agreed upon, and subject to PDI's approval before initiation. PDI shall be responsible for its representatives' travel and accommodation costs.

         4.3 IPNI and PDI shall share equally the telecommunication usage charges actually incurred for the on-line connection that takes place during the video sales detailing sessions. The current rate for this two-channel ISDN service is **** per minute.

* Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

         4.4 The cost of periodically downloading PDI's visual materials shall be charged by PDI directly to PDI's clients, and reimbursed to IPNI. The current rate is **** per minute.

         4.5 PDI shall pay IPNI all sums due under this Agreement on a monthly basis, within thirty (30) days after each month ends.

         4.6 Potential clients recruited by PDI shall be provided with pricing by PDI upon consultation with and approval by IPNI, which approval shall not be unreasonable withheld or delayed.

         4.7 PDI covenants and agrees that pricing offered to clients shall be at rates and for contract periods that do not materially effect or negatively impact the value of videoconferencing services offered directly by IPNI to its own current and potential client base.

         4.8 PDI recognizes and acknowledges that basic fees charged to pharmaceutical companies, annual subscriptions, costs per minute or costs per call for specialty physician networks shall be higher than fees charged for participation in the PCP Network, and that such pricing shall form the basis for the establishment of fees between IPNI and PDI for PDI's participation in such networks. IPNI shall establish pricing with PDI for its participation in such networks on a "most favored client" basis.

         4.9 The above cost per completed call fees shall apply only to the one-to-one representative to physician videoconferencing calls and second screen features. IPNI reserves the right to quote rates separate and distinct from the above for other application sessions such as Peer Influence and Clinical Experience meetings, one to many, broadcast, many to many, clinical trials, continuing medical education, peer-to-peer or symposia, and focus group meetings, customized market research, and or other similar individual or group meetings. Such rates for such other applications shall be on a "most favored client" basis.

                                    ARTICLE V
                                      TAXES

         5.1 PDI shall pay all sales and use taxes due and payable as a result of the services provided by IPNI under this Agreement, if any, directly to IPNI at least ten business days prior to the date on which such taxes are due to the appropriate taxing authority. IPNI shall pay amounts collected for sales and use taxes to the appropriate taxing authority on behalf of PDI. Notwithstanding the foregoing, if either party ("Payor") is required to pay penalties, interest, costs or expenses as a result of the other's ("Delinquent Party") late payments of sales and use tax due, then the Delinquent Party shall, upon the request of the Payor (accompanied by reasonable documentation), reimburse Payor in an amount equal to the amount so paid by it and any penalties, interest, costs and expenses paid or incurred by Payor.

                                   ARTICLE VI
                          PARTICIPATION; SERVICE LEVELS

         6.1 IPNI shall use its best efforts to ensure physician compliance with the terms of their contract with IPNI. Specifically IPNI undertakes to monitor physician usage of the system and enforce physician minimum contact with the IPNI System levels; and, in the event of a physicians continuous failure to fulfill the contractual usage obligations, and after the provision of a reasonable remedy period not to exceed 60 days, IPNI shall remove such non-compliant physician from the PCP Network and replace with a new physician, without additional cost to PDI.

         6.2 IPNI shall maintain a "connectivity" service level with enrolled physicians of at least 70% for calendar year 2000 and 75% for calendar year 2001 and thereafter. For the purposes of this provision, "connectivity" shall deemed to be achieved when an enrolled physician is connected to PDI via the IPNI System during customary business hours without interruption by any failure of the connection or other system related failure. If IPNI can demonstrate that it electronically completed an attempted contact from a participating physician to PDI using the IPNI System, the call also shall be deemed connected for purposes of determining connectivity in accordance with this provision.

         6.3 PDI agrees to accept and use the IPNI System by: (a) participating in pharmaceutical sales promotional communications with the physician members of the PCP Network; and (b) providing other programs and services that PDI or its clients wish to communicate to the physicians through the second screen provided to PDI by IPNI.

         6.4 During the term of this Agreement, PDI shall not initiate a video call to a physician who has already participated in a complete PDI detailing session via the IPNI System in the then current calendar month, except as a direct response by PDI to a call or other request from such physician. Physicians may initiate contacts with PDI via the IPNI System on an unlimited basis.

         6.5 IPNI shall provide to PDI in a timely manner any reports or other information reasonably requested by PDI with respect to the development and operation of the IPNI System, and will, on a monthly basis, provide PDI with the same basic activity reports that it provides to pharmaceutical companies.

                                   ARTICLE VII
                         REPRESENTATIONS AND WARRANTIES

         7.1 IPNI represents and warrants to PDI that: (i) IPNI owns all right, title and interest in and to the IPNI System and the PCP Network or otherwise has the right to grant the license to use as set forth in this Agreement without violating or infringing upon any rights of any third party and without breach of any third-party license, and there is currently no actual, or threatened suit by any third party based on an alleged violation, infringement or breach by it;
(ii) IPNI has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby; (iii) IPNI has not violated any law or any governmental regulation or requirement which violation has had or would reasonably be expected to have a material adverse effect upon the financial condition, operating results, assets operations or business prospects of IPNI; and (iv) it has the experience, staff, facilities and expertise to perform the services described herein competently and in a professional manner.

         7.2 PDI represents and warrants to IPNI that (i) PDI's activities, and its materials, and those of its clients, (so long as such materials have not been altered except by PDI on its client's direction or with its client's consent) on the IPNI System, including without limitation all Download Materials, comply with all Food and Drug Administration ("FDA") and PDMA regulatory guidelines; (ii) all information supplied by PDI to IPNI for placement on the IPNI System (including the content and appearance of PDI or its client's services, and including all Download Materials,) shall be true and correct, and shall not (in the form supplied by PDI or its client) infringe or misappropriate any copyright, patent, or other intellectual property right of any other person, corporation, or entity; (iii) PDI has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby; and (iv) PDI has not violated any law or any governmental regulation or requirement which violation has had or would reasonably be expected to have a material adverse effect upon the financial condition, operating results, assets operations or business prospects of PDI.

                                  ARTICLE VIII
                                   DISCLAIMERS

         8.1 Except as expressly set forth herein, IPNI does not make and expressly disclaims any additional warranties, conditions or representations whether expressed or implied, including all warranties or representations as to the quality, capability, operation, or performance of the IPNI System or any third-party software or equipment used by PDI. Under no circumstances shall IPNI be liable for any circumstantial or consequential damages and the maximum aggregate liability of IPNI under this agreement shall not exceed the total amount paid to IPNI. The remedies set forth herein shall be the sole and exclusive remedies of the parties.

                                   ARTICLE IX
                                 INDEMNIFICATION

         9.1 IPNI shall indemnify and hold PDI harmless from any loss, expense (including reasonable attorneys' fees), cost, liability, damage or claim resulting from any claim or litigation arising out of: (i) IPNI's negligence, gross negligence or willful misconduct in the performance of the services required by this Agreement; or (ii) any breach of this Agreement by IPNI, its employees, agents, representatives, or invitees. In the event of any claim or litigation to which this indemnification applies PDI shall notify IPNI of such claim or litigation; however, the failure to give such notice shall not relieve IPNI from its indemnification obligations.

         9.2 PDI shall indemnify and hold IPNI harmless from any loss, expense (including reasonable attorneys' fees), cost, liability, damage or claim resulting from any claim or litigation, which arises out of: (i) PDI's negligence, gross negligence or willful misconduct in the performance of this Agreement; or (ii) any breach of this Agreement by PDI, its employees, agents, representatives, or invitees. In the event of any claim or litigation to which this indemnification applies, IPNI shall notify PDI of such claim or litigation; however, the failure to give such notice shall not relieve PDI from its indemnification obligations.

         9.3 In no event shall either party be liable for any lost profits, or incidental, special or consequential damages of the other party except such damages arising out of or relating to the gross negligence or willful misconduct of the other party.

                                    ARTICLE X
                                 CONFIDENTIALITY

         10.1 PDI and IPNI recognize that during the performance of services hereunder either party, its agents and employees, may be provided with or have access to information that is designated by the disclosor as proprietary and confidential, including but not limited to items that have been specifically defined and advised as being "Confidential". Additionally, each party agrees that the terms and conditions of this Agreement constitute confidential information of the other party and shall not be disclosed to any third party. Each party agrees to hold such confidential and/or proprietary information of the other party in strict confidence and not to use such information of the other party beyond the bounds of this Agreement, or disclose such information to any third party except as strictly necessary to perform the services hereunder. The obligations hereunder for such confidential information shall not apply to information that: (a) is or becomes publicly available through no act of the receiving party; or (b) is disclosed to the receiving party by a third party entitled to disclose such information; or (c) is already known to the receiving party, or its affiliates, as shown by its or their prior written records; or (d) is independently developed by the receiving party or its affiliates as evidenced by written records; or (e) is required by law to be disclosed; provided, however, that in such a case the party who may be obligated to so disclose such otherwise confidential information of the other party shall give such other party notice of such required disclosure as soon as reasonably practicable so that such party may have an opportunity to contest such disclosure or obtain protective orders regarding such disclosure; or (e) is required to satisfy disclosure obligations as a public, reporting company. Each party agrees that it shall take such steps as are reasonable to prevent the disclosure or use of any confidential information by any of its affiliates, employees, agents or subcontractors, except as expressly permitted hereby.

                                   ARTICLE XI
                                   TERMINATION

         11.1 This Agreement may be terminated by either party for cause, upon giving thirty (30) days written notice, if the other party breaches any material term of this Agreement and then fails to cure the breach within ninety (90) days after receiving a written notice describing the default in reasonable detail. For purposes of this Section 11.1 a default shall include: (i) the failure of IPNI to supply PDI with continuing and reasonable access to the IPNI System during the term of this Agreement and otherwise to comply with its material obligations under this Agreement; and (ii) the failure of PDI to comply with its material obligations under this Agreement.

         11.2 Either party may terminate this Agreement immediately by giving written notice to the other party in the event of the occurrence of any of the following: (i) dissolution or bankruptcy of such other party; (ii) the assignment by such other party of any interest in this Agreement without the express written consent of the non-assigning party.

Upon expiration or termination of this Agreement, (a) PDI shall immediately: (i) return to IPNI or make available for IPNI all of the IPNI System and other Confidential Information of IPNI, including any copies of such Confidential Information; and (ii) cease further use of the IPNI System for any purpose; and (b) IPNI shall immediately return to PDI or make available for PDI all Confidential Information of PDI, including copies of such Confidential Information.

                                  ARTICLE XII
                               MISCELLANEOUS

         12.1 Infringement. Throughout the term of this Agreement, IPNI shall ensure that none of the information, data, software, firmware, hardware, or other items that it may furnish as part of or through the IPNI System at any time during the term hereof violate or infringe upon any valid patent, trademark, copyright or any other right of any other person, corporation or entity. IPNI also shall obtain a similar undertaking from each pharmaceutical company or other third party that IPNI may authorize to furnish information through the IPNI System while this Agreement remains in effect. IPNI shall hold PDI harmless from any losses incurred as a result of IPNI's failure to comply with the requirements of this provision.

         12.2 Insurance. IPNI agrees to provide (i) general liability insurance that includes coverage for property damage and bodily injury; and (ii) workers' compensation insurance that provided coverage for IPNI's employees. The insurance company(ies) issuing such policies for such insurance coverage shall have at least an A Best rating. Such coverage shall at a minimum include: (i) commercial general liability coverage with minimum coverage of $1 million per occurrence and $2 million in the aggregate; (ii) workers compensation in the amount required by applicable state law(s); and (iii) umbrella insurance with a single limit of $4 million. Upon PDI's request, IPNI shall provide evidence of the foregoing. PDI shall insure all IPNI equipment located on PDI's premises against all risks, in accordance with PDI's general practices respecting its own computer and other equipment.

         12.3 Relationship of the Parties. IPNI's status hereunder shall be that of an independent contractor and not an employee or agent. In no event shall IPNI or PDI have any authority to enter into any contract or commitment in the name of or on behalf of the other party, and neither shall hold itself out as having authority to do so, unless approved in writing in advance by the other party.

         12.4 Survival of Warranties. The warranties, representations and covenants of PDI and IPNI contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and until the expiration of any applicable statute of limitations.

         12.5 Successors and Assigns. Except as otherwise provided for herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

         12.6 Governing Law. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law.

         12.7 Counterparts. This Agreement may be executed by facsimile and in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

         12.8 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

         12.9 Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon delivery, when delivered personally or by overnight courier or sent by telegram or fax, or forty-eight
(48) hours after being deposited in the U.S. mail, as certified or registered mail, with postage prepaid, addressed to the party to be notified at such party's address as set forth on the signature page, or as subsequently modified by written notice, and (a) if to IPNI, with a copy to Quinn Williams, Esq., Snell & Wilmer L.L.P., One Arizona Center, Phoenix, Arizona 85004-0001 (Fax #
(602) 382-6070) or (b) if to PDI, with a copy to Kenneth S. Rose, Esq., Morse, Zelnick, Rose & Lander, LLP, 450 Park Avenue, New York, New York 10022 (Fax #
(212) 838-9190).

         12.10 Attorney's Fees. If any action at law or in equity (including arbitration) is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney's fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

         12.11 Amendments and Waivers. Any term of this Agreement may be amended or waived only with the written consent of both parties.

         12.12 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (a) such provision shall be excluded from this Agreement, (b) the balance of the Agreement shall be interpreted as if such provision were so excluded and (c) the balance of the Agreement shall be enforceable in accordance with its terms.

         12.13 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

         12.14 Entire Agreement. This Agreement, and the documents referred to herein constitute the entire agreement between the parties hereto pertaining to the subject matter hereof, and any and all other written or oral agreements relating to the subject matter hereof existing between the parties hereto are expressly canceled.

         The parties have executed this Agreement as of the date first written above.

                                iPHYSICIAN NET INC.


                                By: _________________________________
                                    Peter J. Moriarty
                                    Chairman and Chief Executive Officer


                                Address:    8777 North Gainey Center Drive,
                                            Scottsdale, AZ 85258
                                Fax #:      (480) 368-2771


                                PROFESSIONAL DETAILING, INC.


                                By: _________________________________
                                    Charles T. Saldarini,
                                    Chief Executive Officer

                                Address:    10 Mountainview Road
                                            Upper Saddle River, NJ 07458
                                Fax #:   (201) 248-8445